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                                                                 EXHIBIT (10)(l)

                                                    as approved October 27, 1994


                           MORTON INTERNATIONAL, INC.

                Non-Employee Directors Deferred Compensation Plan


1.   PURPOSE

     The purpose of this Plan is to provide a vehicle for non-employee directors ("Directors") of Morton International, Inc. (the "Company") to further align their interests with those of Company shareholders through deferral of their cash retainer and attendance fee payments from the Company ("Compensation") during times when a deferral election is effective.

2.   ADMINISTRATION

     The Plan shall be administered by the Nominating & Organization Committee of the Board of Directors of the Company (the "Committee"). The Committee shall have authority to interpret the Plan and adopt, amend and rescind rules relating to the administration of the Plan. All such interpretations and rules shall be conclusive and binding on all persons.

3.   ELECTION

     A Director may elect to defer in whole or in part Compensation payable for services rendered in calendar year 1995 and thereafter. Such deferral shall be elected, in writing, on an Election Statement received by the Company prior to the time such election is to become effective. Any such election shall remain in effect until written revocation is received by the Company. Any such revocation shall become effective at the beginning of the calendar year following the calendar year in which the election is received by the Company.

4.   DEFERRAL ACCOUNTS

     Amounts deferred under this Plan will be credited to separate unfunded accounts maintained by the Company for each participating Director. Such amounts shall be converted into credits equivalent to the number of full and fractional shares of Company common stock ("Stock") purchasable as of the dates such amounts would otherwise have been payable, based on the average of the Stock's high and low sales prices reported on the New York Stock Exchange Composite Tape on such dates or the most recent preceding dates on which Stock transactions were so reported. Thereafter, the amount of such credits and account balances shall fluctuate with the Stock's market value from time to time as determined in accordance with this paragraph.

     In addition, the deferral accounts described in the preceding paragraph shall be credited with the equivalents, calculated as above, of cash or Stock dividends, Stock splits, or similar distributions. The value of such credits will be calculated as of the dates of the particular payments or distributions.

     The deferral account credits and balances described in this section are bookkeeping entries only, and do not represent actual shares of Stock.


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     The Company shall furnish participating Directors with quarterly state-
     ments of activity and balances in their deferral accounts. No rights or interests under the Plan, including amounts payable, may be assigned, pledged or transferred.

5.   PAYMENT

     Payments shall be made under the Plan only after the Director's service as a member of the Board of Directors terminates. Participating Directors' deferral account balances, valued as of the date the participant ceases to be a director, shall be paid in cash in a lump sum as soon as practicable
     thereafter.   In the event of the Director's death, deferral account
     balances will be paid in a lump sum to the surviving spouse or to any other person designated by the Director in a writing filed with the Company prior to death.

6.   AMENDMENT OR TERMINATION

     The Company may, by resolution of the Board of Directors, amend or terminate the Plan at any time at its pleasure. No such amendment or termination shall have retroactive effect, however, and benefits earned or provided herein shall constitute an irrevocable obligation of the Company.




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